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                                                                     EXHIBIT 4.4

                             Stock Option Agreement
                           Under the 1997 Stock Plan
                             of Valley Media, Inc.

          This Agreement is made effective as of ________ ___, 199__ (the "Grant Date"), between Valley Media, Inc., a Delaware corporation (the "Company"), and the undersigned Optionee.

         The Parties Agree as Follows:

     1.  Option Grant.  Subject to all of the terms and conditions of this
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Agreement and of the Company's 1997 Stock Plan (the "Plan"), Optionee will have an option (the "Option") to purchase __________ shares of the Company's common stock (the "Shares"), for an exercise price per share equal to $________ (the "Option Price"). The Option will expire on _______________, ____, _____, and will be of no further force or effect thereafter. [optional: The Option is intended to be an Incentive Stock Option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.]

     2.  Vesting and Exercise.  The Option will become a Vested Option [on the
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following schedule:  [ALTERNATIVE VESTING SCHEDULE]  [on the schedule set forth in Section II.A.(vii) of the Plan]; provided that in each case the Original Holder of the Option does not suffer a Loss of Eligibility Status prior to each such vesting date.

     3.  Representations and Warranties of Optionee.  Optionee represents and
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warrants that he or she is acquiring the Option, and will acquire any Shares obtained upon exercise of the Option, for investment purposes only, for Optionee's own account, and with no view to the distribution thereof, in a manner not consistent with the provisions of the Securities Act of 1933.

     4.  No Employment Rights.  This Agreement gives Optionee no right to be
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retained as an employee of the Company and/or its Subsidiaries.

     5.  Terms of the Plan. Optionee understands that the Plan includes
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         important terms and conditions that apply to the Option. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. Those terms include: important conditions to the right of Optionee to exercise the Option; important restrictions on the ability of Optionee to transfer the Option or to Transfer any of the shares of Option Stock received upon exercise of the Option; and early termination of the Option following the occurrence of certain events. Optionee has read the plan, agrees to be bound by its terms, and makes each of the representations required to be made by Optionee under it. Optionee further acknowledges that the Company has given no tax advice concerning the Option and has advised Optionee to consult with his or her own tax or financial advisor about the tax treatment of the Option and its exercise.

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     6.  Miscellaneous.  Neither this Agreement nor the Option is assignable by
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either party, except as expressly provided herein.  All of the covenants and provisions of this Agreement by or for the benefit of the Company or Optionee shall bind and inure to the benefit of their respective successors. This Agreement (including the Plan) constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by the Company and Optionee. This Agreement shall be construed and governed by the substantive laws of the State of California.

The parties hereby have entered into this Agreement as of the Grant Date.

                              Valley Media, Inc.

                              By:________________________________________
                              Title:_____________________________________

                              "Optionee"



                              Address:

                              Social Security No.:  _______________



                     Attachments:    (1)  Consent of Spouse
                                     (2)  Amended and Restated 1997 Stock Plan


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